Exhibit 99.4

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH (1) OUR ACCOMPANYING UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO,
(2) OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS, NOTES THERETO AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998 INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR SUCH PERIOD, AND (3) OUR UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1999 AND FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 1999 INCLUDED IN OUR FORM 10-Q AND IN THIS 8-K FOR EACH OF THE QUARTERS THEN ENDED, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE RESULTS SHOWN HEREIN ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED IN ANY FUTURE PERIODS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND THE TIMING OF EVENTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS. FOR A DISCUSSION OF THE RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, YOU SHOULD READ "RISK FACTORS" INCLUDED AS EXHIBIT 99.1 TO OUR FORM 10-Q AS FILED ON NOVEMBER 15, 1999 AND OUR OTHER PERIODIC REPORTS AND DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

GENERAL

We are the leading independent global provider of Internet and eCommerce solutions to businesses. As an Internet Super Carrier, or ISC, we offer global distribution of PSINet services through wholly-owned subsidiaries, supported by local language customer service and a worldwide fiber optic network capable of speeds of over three terabits. We define the elements of an ISC to include:

o Multiple eCommerce Web hosting centers - We currently have or are building eCommerce Web hosting centers in key financial and business centers around the world, including Atlanta, Frankfurt, Hong Kong, London, Los Angeles, New York, Paris, Sao Paulo, Toronto, Tokyo and Washington, D.C.;

o Extensive global distribution - We have over 1,000 sales personnel and over 2,500 value added resellers, or VARs, systems integrators and Web design professionals in 22 countries throughout the world;

o Global brand name recognition - Our brand name is increasingly recognized throughout the world for Internet-protocol services and applications that meet the needs of business customers, supported by local language sales, provisioning and service; and

o Worldwide fiber network and related optronic equipment - We operate one of the largest global data communications networks that enables or in the future is expected to enable our customers to connect to the Internet and access their corporate networks and systems resources from most of the world's major business and population centers.

We offer a suite of value-added products and services that are designed to enable our customers to maximize utilization of the Internet to communicate more efficiently with their customers, suppliers, business partners and remote office locations. We conduct our business through operations organized into four geographic operating segments--U.S./Canada, Latin America, Europe and Asia/Pacific. Our services and products include access services that offer dedicated, dial-up, wireless and digital subscriber line, or DSL, connections, Web hosting services, intranets, virtual private networks, or VPNs, electronic commerce, or eCommerce, voice-over-Internet protocol, email and managed security services. We also provide wholesale and private label network connectivity and related services to other Internet service providers, known as ISPs, and telecommunications carriers to further utilize our network capacity.

We provide Internet connectivity and Web hosting services to customers in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 17 of the 20 largest global telecommunications markets and are currently operating in 22 countries. We have operations in four separate geographic segments, structured as follows: (1) U.S./Canada; (2) Latin America (Argentina, Brazil, Chile, Mexico, and Panama); (3) Europe (Austria, Belgium, France, Germany, Hungary, Italy, Luxembourg, the Netherlands, Spain, Switzerland, and the United Kingdom); and (4) Asia/Pacific (Australia, Hong Kong, Japan and the Republic of Korea). We typically enter a new market through the acquisition of an existing company within the particular market, and then further expand through a combination of organic growth supplemented by further acquisitions. Revenue from non-U.S. operations as a percentage of consolidated results comprised 53% of revenue in the third quarter of 1999, which is consistent with the 51% of revenue generated by non-U.S. operations in the second quarter of 1999. By comparison, non-U.S. operations comprised 40% of revenue for all of 1998.

We operate one of the largest global commercial data communications networks. Our Internet-optimized network extends around the globe and is connected to over 700 sites, called points of presence or POPs, situated throughout our geographic operating regions that enable our customers to connect to the Internet. Our network reach allows our customers to access their corporate network and systems resources through local calls in over 150 countries. We further expand the reach of our network by connecting with other large ISPs at 163 points through 67 contractual arrangements, called peering agreements that permit the exchange of information between our network and the networks of our peering partners. As part of our ISC strategy, we have opened four global Internet hosting facilities in the U.S., Switzerland, Canada and the United Kingdom containing a total of approximately 125,000 square feet. Most recently, we opened a second Internet hosting facility in the U.S. in New York in October 1999 and currently anticipate opening an additional Internet hosting facility in Los Angeles in November 1999, which contain an aggregate total for both hosting facilities of approximately 55,000 square feet. We have two network operating centers that monitor and manage network traffic 24-hours per day, seven-days per week.

Since the commencement of our operations, we have undertaken a program of developing and expanding our data communications network. In connection with this program, we have made significant investments in telecommunications circuits and equipment to produce a geographically-dispersed, Asynchronous Transfer Mode (ATM), Integrated Service Digital Network (ISDN) and Switched Multimegabit Data Service (SMDS) compatible frame relay network specially designed to optimize Internet traffic. ATM, ISDN and SMDS are among the most widely used switching standards. These investments generally are made in advance of obtaining customers and resulting revenue.

As part of our ongoing efforts to further expand and enhance our network, we have acquired or agreed to acquire significant amounts of global telecommunications bandwidth in order to build a worldwide fiber optic network capable of speeds of over three terabits. These include long-term rights, typically for ten years or more called indefeasible rights of use, or IRUs, or other rights, in dark fiber, lit fiber, and satellite transponder capacity. The acquisition of these telecommunications bandwidth assets has increased our network capacity by a substantial magnitude while reducing significantly our data communications and operations costs per equivalent mile. The increased network capacity should enable us to expand our offering of higher-speed or more bandwidth intensive Internet and Internet-related services to a larger customer base.

We provide our customers with different types of connectivity products to the Internet based upon their needs and demands. Some of our customers are served through DSL technology, which is an alternative technology for local loop access using existing copper infrastructure. DSL is a single connectivity solution, of which there are many, that our customers may choose. We will provide DSL technology, along with wireless and other new technologies that provide competitive advantages to our customers in meeting their existing and evolving service requirements. The continued migration of customers to DSL as a solution could impact our revenue mix, but in the aggregate we expect greater customer growth, and therefore greater revenue growth, to be generated from our offering of DSL connectivity services, although we cannot assure you that our DSL services will gain market acceptance or that such growth will occur.

ISSUANCE OF 11% SENIOR NOTES

In July 1999, we completed a private placement of $1.2 billion aggregate principal amount of our 11% senior notes due 2009, consisting of $1.05 billion aggregate principal amount of 11% senior notes due 2009 and Euro 150 million aggregate principal amount of 11% senior notes due 2009, for aggregate net proceeds of approximately $1.17 billion after giving effect to discounts and commissions and other offering expenses.

PENDING ACQUISITION OF TRANSACTION NETWORK SERVICES, INC.

On August 22, 1999, we entered into a definitive agreement, as amended on October 14, 1999, to acquire Transaction Network Services, Inc. (NYSE: TNI). Under the terms of the merger agreement, the aggregate consideration to be paid to TNI shareholders consists of up to $351.2 million in cash and up to
7.8 million shares (assuming the exercise of all of the currently exercisable TNI stock options, which was approximately 1.4 million at September 30, 1999) of PSINet common stock, which represents an aggregate value of up to approximately $708.0 million, assuming a price per share of PSINet common stock of $45.719. Additionally, the obligations outstanding under TNI's Revolving Credit Facility, which was $62.0 million at September 30, 1999, will be repaid as a condition to closing. TNI shareholders may elect to receive cash, PSINet stock, or both cash and shares, subject to adjustments. The amount of cash paid and shares of PSINet stock issued in the TNI merger are contingent upon the ultimate number of outstanding TNI stock options exercised prior to closing. Completion of the TNI merger is expected in late November 1999 and is subject to a number of conditions, including receipt of TNI shareholder approval and regulatory approvals.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AS COMPARED TO THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998

RESULTS OF OPERATIONS

REVENUE. We generate revenue primarily from the sale of Internet access, eCommerce and related services to businesses. Revenue was $140.6 million for the three months ended September 30, 1999, an increase of $73.0 million, or 108%, from $67.6 million for the three months ended September 30, 1998 and an increase of $16.8 million, or 14%, over the $123.8 million for the three months ended June 30, 1999. Revenue was $369.3 million for the nine months ended September 30, 1999, an increase of $203.6 million, or 123%, from $165.7 million for the nine months ended September 30, 1998. Revenue growth of 14% from the second quarter of 1999 consisted of organic (internally generated) growth of 10% and growth from acquisitions of 4%. Our internally generated revenue growth is attributable to a number of factors, including an increase in the number of business customer and ISP accounts and an increase in the average annual revenue realized per new business customer account, which are offset by a decrease in hardware sales to customers. While most revenue is recurring in nature, from time to time we generate non-recurring revenue from consulting and other arrangements that may or may not continue in the future. To date, such amounts have not been material to revenue.

Our business customer account base increased by 71% to 79,900 business accounts at September 30, 1999 from 46,700 business accounts at September 30, 1998. By comparison, at June 30, 1999, we had 73,400 accounts. Of the total business account growth from September 30, 1998, 20,085 accounts were attributable to the existing customer base of the companies we acquired. Accounts outside the U.S. represented 60% of our customer account base at September 30, 1999, compared to 51% at September 30, 1998. The total number of our Carrier and ISP customers grew to 644 at September 30, 1999, and, together with our small office/home office ("SOHO") and consumer customers, provided service to 1.2 million customers. This compares with 141 Carrier and ISP customers and 665,000 SOHO and consumer customers at September 30, 1998. Average annual new contract value for business accounts increased to $6,700 for the three months ended September 30, 1999 from $5,900 for the three months ended September 30, 1998 and $6,000 for the full year 1998, which we believe reflects an increasing demand for value-added services and higher levels of bandwidth. The average annual new contract value for the current quarter represents a decrease in comparison to the $7,300 average annual value for the quarter ended June 30, 1999, due to the effect of non-U.S. acquisitions in some less mature business markets. Our business account retention rate remained strong for the third straight quarter in a row at 80% for the three months ended September 30, 1999 and compared with a full-year retention rate in 1998 of 79%.

DATA COMMUNICATIONS AND OPERATIONS (Amended). Data communications and operations expenses consist primarily of leased long distance and local circuit costs as well as personnel and related operating expenses associated with network operations, customer support and field service. Data communications and operations expenses were $98.5 million (70.1% of revenue) for the three months ended September 30, 1999, an increase of $46.6 million, or 89.8%, from $51.9 million (76.8% of revenue) for the three months ended September 30, 1998. Data communications and operations expenses were $261.3 million (70.8% of revenue) for the nine months ended September 30, 1999, an increase of $130.8 million, or 100.2%, from $130.5 million (78.8% of revenue) for the nine months ended September 30, 1998. The increase in expenses related principally to increases in:

--   the number of leased backbone, dedicated customer and dial-up circuits;

-- expenditures for additional primary rate interface, or PRI, circuits to support the growth of our Carrier and ISP customer business;

-- personnel costs resulting from the expansion of our network operations, customer support and field service staff, including through acquisitions; and

--   operating and maintenance charges on telecommunications bandwidth.

Our dedicated access customer account base grew to 21,400 at September 30, 1999 from 11,400 at September 30, 1998, an increase of 87.7%. Comparing the third quarter of 1999 to the third quarter of 1998, backbone circuit costs increased $10.6 million, or 84.3%, dedicated customer circuit costs increased $7.5 million, or 69.3%, PRI expense increased $8.9 million, or 96.5%, personnel and related operating expenses associated with network operations, customer support and field service increased $10.3 million, or 84.4% and operating and maintenance charges on our bandwidth increased $1.4 million, or 208%. Circuit costs relating to our new and expanded POPs and PRIs generally are incurred by us in advance of obtaining customers and resulting revenue. Historically, the organic growth of our Carrier and ISP customer business is highest beginning late in the fourth quarter due to seasonal impacts from holiday sales of computers. In order to prepare for this demand, in addition to improving service to existing customers, we have expended a considerable amount of effort during the past six months in building an inventory of PRIs. As a result, our monthly direct costs in the U.S. for PRIs has increased from approximately $3.0 million in the month of March 1999 to approximately $5.0 million in the month of September 1999. Based on current capacity and customer usage rates, we believe that we are now able to service approximately twice as many dial-up customers in the U.S. than we currently service with these PRIs.

Although we expect that data communications and operations expenses will continue to increase as our customer base grows, we anticipate that such expenses will continue to decrease over time as a percentage of revenue as we acquire network bandwidth under IRU or capital lease agreements due to decreases in unit costs as a result of continued increases in network utilization. Network bandwidth acquired under IRU or capital lease agreements is recorded as an asset and amortized over its useful life. This will, in turn, result in an increase in the operations and maintenance expense component of data communications costs, increases in costs for other leased circuits connected to the bandwidth, as well as increases in depreciation and amortization expense over the useful life of the bandwidth, typically 10 to 20 years.

SALES AND MARKETING. Sales and marketing expenses consist primarily of personnel costs, advertising costs, distribution costs and related occupancy costs. Sales and marketing expenses were $27.5 million (19.5% of revenue) for the three months ended September 30, 1999, an increase of $12.8 million, or 87.2%, from $14.7 million (21.8% of revenue) for the three months ended September 30, 1998. Sales and marketing expenses were $68.1 million (18.4% of revenue) for the nine months ended September 30, 1999, an increase of $30.2 million, or 79.4%, from $37.9 million (22.9% of revenue) for the nine months ended September 30, 1998. The increase is principally attributable to costs associated with the expansion of our sales force internationally in conjunction with our growth and acquisitions, implementation of our newly regionalized sales and marketing organization in the U.S. and to advertising costs, including costs associated with our naming rights and sponsorship agreements for PSINet Stadium with the Baltimore Ravens of the National Football League and the launch of our NFL television advertising campaign.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and occupancy costs for executive, financial, legal and administrative personnel and provision for uncollectible accounts receivable. General and administrative expenses were $14.9 million (10.6% of revenue) for the three months ended September 30, 1999, an increase of $3.3 million, or 27.6%, from $11.6 million (17.1% of revenue) for the three months ended September 30, 1998 which resulted from approximately $4.4 million increase relating to general and administrative expenses of companies acquired after September 30, 1998, a decrease of organic expenses of approximately $0.5 million and a decrease of approximately $0.7 million relating to the reversal of certain acquisition related liabilities.

General and administrative expenses were $47.3 million (12.8% of revenue) for the nine months ended September 30, 1999, an increase of $17.9 million, or 60.7%, from $29.4 million (17.8% of revenue) for the nine months ended September 30, 1998. The increase resulted from an approximately $11.7 million increase relating to general and administrative expenses of companies acquired after September 30, 1998 and an increase of expenses relating to our organic growth of approximately $6.9 million due to the addition of management staff and other related operating expenses across our organization. We are finalizing plans to consolidate most of our Virginia locations into one facility. As a result, various costs associated with the termination of various facility leases and the relocation of employees are likely to be incurred over the next two quarters.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization costs were $41.6 million (29.6% of revenue) for the three months ended September 30, 1999, an increase of $26.9 million, or 184%, from $14.7 million (21.7% of revenue) for the three months ended September 30, 1998. Depreciation and amortization costs were $102.8 million (27.8% of revenue) for the nine months ended September 30, 1999, an increase of $65.8 million, or 178%, from $37.0 million (22.3% of revenue) for the nine months ended September 30, 1998.

Depreciation and amortization costs have increased as a result of capital expenditures associated with network infrastructure enhancements, including telecommunications bandwidth acquisitions, and depreciation and amortization of tangible and intangible assets related to business acquisitions. We anticipate that our depreciation and amortization expenses will continue to increase significantly as we acquire network bandwidth under IRU or capital lease agreements, and as we record depreciation and amortization on tangible and intangible assets related to business combinations and expansion of our operations. In connection with finalizing our plans to consolidate most of our Virginia locations into one facility, the useful lives of certain of our assets may be shortened over the next two quarters.

Our rapid growth over the past year through acquisitions and through the expansion of our global data communications network has led to a significant increase in the carrying value of our tangible and intangible assets. In conjunction with the process of integrating these assets into our business, we may identify opportunities where we can streamline our operations and improve network quality through the elimination of redundant or underperforming assets. Our ongoing integration actions and other steps aimed at reducing our cost structure may lead to charges or to adjustments to the depreciable lives of our assets in the future.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. The results for the nine months ended September 30, 1999 include no charges for acquired in-process research and development related to acquisitions completed during the period. The results for the nine months ended September 30, 1998 include a $40.4 million charge (24.4% of revenue) for acquired in-process research and development. The charges in 1998 were based on independent valuations and reflect technologies acquired prior to technological feasibility and for which there was no alternative future use. We are in the process of finalizing valuations for 1999 acquisitions and the allocation of the purchase price for such acquisitions is preliminary. We expect that final allocations for material acquisitions will be completed before the 1999 results are finalized. We do not expect any change in the current allocation, including any charge for acquired in-process research and development, to have a material impact on our results of operations.

We have recently engaged an independent third party to determine the allocation of the total purchase price of our pending acquisition of TNI and other 1999 completed acquisitions. The preliminary evaluation for TNI indicates there are the following intangible assets present: existing technology including software, patents, unpatented technology and know-how, tradenames, customer contracts and relationships, existing workforce and goodwill, with useful lives from five to 20 years, and approximately $35.0 million of purchased in-process research and development. To the extent that a different portion of the purchase price is allocated to in-process research and development, a different charge against operating results would be recognized in the fourth quarter of 1999, the period in which the TNI merger is expected to be completed. Such charge may be material.

INTEREST EXPENSE. Interest expense was $59.4 million (42.2% of revenue) for the three months ended September 30, 1999, an increase of $40.7 million, or 217%, from $18.7 million (27.7% of revenue) for the three months ended September 30, 1998. Interest expense was $120.8 million (32.7% of revenue) for the nine months ended September 30, 1999, an increase of $82.6 million, or 216%, from $38.2 million (23.0% of revenue) for the nine months ended September 30, 1998. The increase was due to interest related to our 10% senior notes issued in April 1998, 11 1/2% senior notes issued in November 1998 and 11% senior notes issued in July 1999, as well as to increased borrowings and capital lease obligations incurred to finance our network expansion and to fund our working capital requirements.

INTEREST INCOME. Interest income was $19.8 million (14.0% of revenue) for the three months ended September 30, 1999, an increase of $15.0 million, or 316%, from $4.8 million (7.0% of revenue) for the three months ended September 30, 1998. Interest income was $32.5 million (8.8% of revenue) for the nine months ended September 30, 1999, an increase of $21.1 million, or 186%, from $11.4 million (6.9% of revenue) for the nine months ended September 30, 1998. The increase was due to interest received on the net proceeds of our various financing activities during 1998 and 1999, which we invest in short-term investment grade and government securities until such time as we use them for other purposes.

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


NET LOSS AVAILABLE TO COMMON SHAREHOLDERS AND LOSS PER SHARE (Amended). Our net loss available to common shareholders for the three months ended September 30, 1999 was $88.7 million, or $1.37 basic and diluted loss per share, an increase of $40.6 million, or 84.3%, from a net loss available to common shareholders for the three months ended September 30, 1998 of $48.1 million, or $0.93 basic and diluted loss per share. Our net loss available to common shareholders was $210.4 million, or $3.50 basic and diluted loss per share, for the nine months ended September 30, 1999, an increase of $78.0 million, or 58.9%, from $132.4 million, or $2.70 basic and diluted loss per share, for the nine months ended September 30, 1998.

The primary reasons for the increase were:

--   operating losses from certain acquired businesses;

--   an increase in interest expense due to the issuance of our senior notes;

-- acquisitions of fiber-based and satellite telecommunications bandwidth, leading to an increase in depreciation, personnel and other operating costs to manage the bandwidth;

-- an increase in depreciation and amortization related to acquisitions, offset by the reduction in charges for acquired in-process research and development; and

--   an increase in expenditures for dial-up circuits (e.g., PRIs).

The return to preferred shareholders is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each period presented.

SEGMENT INFORMATION (Amended)

Our operations are organized into four geographic operating segments - U.S./Canada, Latin America, Europe and Asia/Pacific. Latin America became a new segment in 1999 as a result of acquisitions.

We evaluate the performance of our operating segments and allocate resources to them based on revenue and EBITDA, which we define as earnings (losses) before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expense, and charge for acquired in-process research and development. Since acquisitions are such an integral part of the growth of our business over the last year, the following table highlights the components of our revenue growth by breaking it into organic and acquisitive growth.

Key changes in the metrics we report in our segment disclosure footnote are as follows:


                                                    U.S./CANADA    LATIN AMERICA   EUROPE     ASIA/PACIFIC     TOTAL
                                                    -----------    -------------   ------     ------------   ---------
                                                     (Amended)                                               (Amended)
Revenue growth - 3Q98 to 3Q99                           53%              **            108%        386%         108%

Revenue growth - YTD98 to YTD99                         57%              **            130%        816%         123%

EBITDA as % of Revenue - 3Q99                          (8)%             15%             --%         14%          --%
EBITDA as % of Revenue - 3Q98                         (13)%              **           (12)%       (39)%        (16)%

EBITDA as % of Revenue - YTD99                         (9)%             18%            (5)%         12%         (2)%
EBITDA as % of Revenue - YTD98                        (19)%              **           (17)%       (26)%        (19)%

Asset growth - 9/30/98 to 9/30/99                      292%              **            491%         95%         276%

Capital expenditure growth -- 3Q98 to 3Q99             161%              **            519%        907%         212%

Capital expenditure growth -- YTD98 to YTD99           139%              **            631%       1433%         191%


** Latin America is new in 1999 as a result of acquisitions.

All of our operating segments have experienced significant changes in revenue, EBITDA, assets and capital expenditures during 1999 as compared with 1998 due to organic growth, to significant acquisitions primarily outside of the U.S. and to investments in our network as described elsewhere in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

Our loss from operations differs from EBITDA only by depreciation and amortization and the charge for acquired in-process research and development; therefore, loss from operations in each segment reflects the same underlying trends as those impacting EBITDA as a percentage of revenue.

LIQUIDITY AND CAPITAL RESOURCES

We historically have had losses from operations, which have been funded primarily through borrowings and capital lease financings from vendors, financial institutions and other third parties, and through the issuance of debt and equity securities. In 1999, we have to date received net proceeds of approximately $1.9 billion from debt and equity financings. At September 30, 1999, we had $1.7 billion of cash, cash equivalents, short-term investments and marketable securities, including restricted amounts.

CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

Cash flows used in operating activities were $203.5 million and $76.9 million for the nine months ended September 30, 1999 and 1998, respectively. Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments and other working capital changes, especially accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. In both of these nine-month periods, our net losses were the primary component of cash used in operating activities, offset by significant non-cash depreciation and amortization expenses relating to our network and intangible assets. Operating cash flows in 1999 also include the $48.0 million arbitration award payment.

Cash flows used in investing activities were $1.2 billion and $326.0 million for the nine months ended September 30, 1999 and 1998, respectively. Investments in certain businesses resulted in the use of $238.5 million of cash for the nine months ended September 30, 1999, net of cash acquired. Investments in our network and facilities during the first nine months of 1999 resulted in total additions to fixed assets of $380.8 million. Of this amount, $127.9 million was financed under vendor or other financing arrangements, $35.7 million of non-cash additions related to the OC-48 bandwidth acquired from IXC Internet Services, Inc. ("IXC"), and $217.2 million was expended in cash. For the nine months ended September 30, 1998, total additions were $130.9 million, of which $54.9 million was financed under equipment financing agreements, $27.4 million of non-cash additions related to the OC-48 bandwidth acquired from IXC and $48.6 million was expended in cash. Purchases of short-term investments during the first nine months of 1999 were an aggregate of $1.07 billion, offset by proceeds from the sale and maturity of short-term investments of $262.6 million. Purchases of short-term investments during the nine months of 1998 were an aggregate of $247.2 million offset by proceeds from the sale and maturity of short-term investments of $200.0 million. Investing cash flows in the first nine months of 1999 and 1998 were increased by $25.0 million and decreased by $106.2 million, respectively, from changes in restricted cash and short-term investments related to various financing and acquisition activities.

Cash flows provided by financing activities were $1.88 billion and $654.2 million for the nine months ended September 30, 1999 and 1998, respectively. In the first nine months of 1999, we received $1.28 billion from the issuance of notes payable and $742.0 million from equity offerings. In the first nine months of 1998, we received net proceeds from the issuance of notes payable of $718.6 million. We made repayments aggregating $152.7 million and $67.1 million for the nine months ended September 30, 1999 and 1998, respectively, on our lines of credit, capital lease obligations and notes payable. During the nine months ended September 30, 1999 and 1998, we received proceeds from the exercise of stock options of $11.2 million and $4.6 million, respectively.

CAPITAL STRUCTURE

Our capital structure at September 30, 1999 consisted of a revolving credit facility, other lines of credit, capital lease obligations, senior notes, convertible preferred stock and common stock.

Total borrowings at September 30, 1999 were $2.5 billion, which included $0.1 billion in current obligations and $ 2.4 billion in long-term debt, capital lease obligations and notes payable.

We have a senior secured revolving credit facility that expires on September 29, 2001 and has an aggregate principal amount of $110.0 million. At September 30, 1999, no amounts were outstanding, $9.7 million was being utilized for letters of credit, and $100.3 million was available to draw under the credit facility.

In addition, as of September 30, 1999, $293.5 million was available for purchases of equipment and other fixed assets under various other financing arrangements, after designating $27.0 million of payables for various equipment purchases that we intend to finance under these agreements.

Our bank financing arrangements, which are secured by substantially all of our assets, require us to satisfy many financial covenants such as those relating to consolidated revenue, leverage, liquidity and EBITDA (as defined therein), and prohibit us from paying cash dividends and repurchasing our capital stock without the lender's consent. In particular, we are prohibited from permitting:

-- consolidated revenue for the period of four consecutive fiscal quarters to be less than $285.0 million during the six month period beginning June 30, 1999, $350.0 million during the six month period beginning December 31, 1999, $425.0 million during the six month period beginning June 30, 2000, and $500.0 million on December 31, 2000 and thereafter;

-- the ratio of consolidated debt minus cash, excluding cash escrowed with respect to the payment of obligations, to annualized consolidated revenue for the most recent fiscal quarter for which financial

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     statements have been delivered, as adjusted to give pro forma effect to any acquisitions completed during or after such fiscal quarter, to exceed 2.5 to 1 at any time;

-- the sum of cash (excluding cash escrowed with respect to the payment of obligations) and available borrowing capacity under our credit facility at any time to be less than $100.0 million; and

-- EBITDA (as defined therein) to be less than ($15.0) million, $0, $15.0 million, $25.0 million, $40.0 million and $50.0 million for the period of four consecutive fiscal quarters ending on each of September 30, 1999, December 31, 1999, March 31, 2000, June 30, 2000, September 30, 2000 and
     December 31, 2000, respectively.

At September 30, 1999, we were in compliance with all such covenants.

At September 30, 1999, we had outstanding $600.0 million aggregate principal amount of 10% senior notes due 2005, $350.0 million aggregate principal amount of 11 1/2 % senior notes due 2008 and $1.05 billion aggregate principal amount and Euro 150 million aggregate principal amount of 11% senior notes due 2009. We have on deposit in an escrow account restricted cash and short-term investments of $66.7 million to fund, when due, the next two semi-annual interest payments on the 10% senior notes.

The indentures governing each of the senior notes contain many covenants with which we must comply relating to, among other things, the following matters:

-- a limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, unless after giving effect to each such payment, repurchase or investment, certain operating cash flow coverage tests are met, excluding permitted payments and investments;

-- a limitation on our incurrence and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to
     6.0 to 1.0 prior to April 1, 2001 and less than or equal to 5.5 to 1.0 on or after April 1, 2001, excluding permitted incurrences of debt;

-- a limitation on our incurrence and our subsidiaries' incurrence of liens, unless the 10% senior notes, the 11 1/2% senior notes and the 11% senior notes are secured equally and ratably with the obligation or liability secured by such lien, excluding permitted liens;

-- a limitation on the ability of any of our subsidiaries to create or otherwise cause to exist any encumbrance or restriction on the payment of dividends or other distributions on their capital stock, payment of indebtedness owed to us or to any of our other subsidiaries, making of investments in us or in any of our other subsidiaries, or transfer of any of their properties or assets to us or any of our other subsidiaries, excluding certain permitted encumbrances and restrictions;

-- a limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

--   a limitation on transactions with our affiliates;

-- a limitation on the ability of any of our subsidiaries to guarantee or otherwise become liable with respect to any of our indebtedness unless such subsidiary provides for a guarantee of the 10% senior notes, the 11 1/2% senior notes and the 11% senior notes on the same terms as the guarantee of such indebtedness;

--   a limitation on sale and leaseback transactions by us or our subsidiaries;

--   a limitation on issuances and sales of capital stock of our subsidiaries;
     and

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--   a limitation on the ability of us or our subsidiaries to engage in any business not substantially related to a telecommunications business.

At September 30, 1999, we were in compliance with all such covenants.

In May 1999, we completed a public offering of 8,000,000 shares of our common stock at $50.50 per share for net proceeds of approximately $383.8 million, after underwriting discounts and commissions and other offering expenses.

In May 1999, we completed a public offering of 9,200,000 shares of our 6 3/4% Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock") for net proceeds of approximately $358.2 million after underwriting discounts and commissions and other offering expenses. The Series C Preferred Stock has a liquidation preference of $50 per share.

At closing, the purchasers of the Series C Preferred Stock deposited approximately $85.8 million into an account established with a deposit agent ("Deposit Account"). The Deposit Account is not an asset of ours. Funds in the Deposit Account will be paid to the holders of the Series C Preferred Stock each quarter in the amount of $0.84375 per share in cash or may be used, at our option, to purchase shares of common stock at 95% of the market price of the common stock on that date for delivery to holders of Series C Preferred Stock in lieu of cash payments. Holders of Series C preferred stock received a quarterly interest payment from the Deposit Account of approximately $7.8 million on August 15, 1999. The funds placed in the Deposit Account by the purchasers of the Series C Preferred Stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, through May 15, 2002. Until the expiration of the Deposit Account, we will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of approximately 6 3/4% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the Deposit Account, which is expected to occur on May 15, 2002 unless earlier terminated, the Series C Preferred Stock will begin to accrue dividends at an annual rate of 6 3/4% of the liquidation preference payable in cash or, at our option, in shares of our common stock at 95% of the market price of the common stock on that date. Under certain circumstances, we can elect to terminate the Deposit Account prior to May 15, 2002, at which time the remaining funds in the Deposit Account would be distributed to us and the Series C Preferred Stock would begin to accrue dividends.

Each share of Series C Preferred Stock is convertible at any time at the option of the holders thereof into 0.8017 shares of our common stock, equal to at an initial conversion price of $62.3675 per share, subject to adjustment upon the occurrence of specified events. The Series C Preferred Stock is redeemable, at our option, at a redemption premium of 101.929% of the liquidation preference (plus accumulated and unpaid dividends) on or after November 15, 2000 and prior to May 15, 2002 if the trading price for the Series C Preferred Stock exceeds $124.74 per share for a specified trading period. Additional payments will also be made from the Deposit Account or by us to the holders of the Series C Preferred Stock if we redeem Series C Preferred Stock under the foregoing circumstances. Except in the foregoing circumstances, we may not redeem the Series C Preferred Stock prior to May 15, 2002. Beginning on May 15, 2002, we may redeem shares of Series C Preferred Stock at an initial redemption premium of 103.857% of the liquidation preference, declining to 100.00% on May 15, 2006 and thereafter, plus in each case all accumulated and unpaid dividends to the redemption date. We may effect any redemption, in whole or in part, at our option, in cash by delivery of fully paid and nonassessable shares of our common stock or a combination thereof (subject to applicable law), by delivering notice to the holders of the Series C Preferred Stock.

In the event of a change of control of PSINet (as defined in the charter amendment designating the Series C Preferred Stock), holders of Series C Preferred Stock will, if the market value of our common stock at such time is less than the conversion price for the Series C Preferred Stock, have a one time option to convert all of their outstanding shares of Series C Preferred Stock into shares of our

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common stock at an adjusted conversion price equal to the greater of (1) the market value of our common stock as of the date of the change in control and
(2) $38.73. In lieu of issuing shares of common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of the common stock otherwise issuable.

COMMITMENTS, CAPITAL EXPENDITURES AND FUTURE FINANCING REQUIREMENTS

As of September 30, 1999, we had commitments to certain telecommunications vendors under operating lease agreements totaling $152.8 million payable in various years through 2011. Additionally, we have various agreements to lease office space, facilities and equipment and, as of September 30, 1999, we were obligated to make future minimum lease payments of $53.5 million under such non-cancelable operating leases expiring in various years through 2009.

Under the terms of the merger agreement, the aggregate consideration to be paid to TNI shareholders consists of up to $351.2 million in cash and up to
7.8 million shares (assuming the exercise of all of the currently exercisable TNI stock operations, which was approximately 1.4 million at September 30,
1999) of PSINet common stock, which represents an aggregate value of up to approximately $708.0 million, assuming a price per share of PSINet common stock of $45.719. Additionally, obligations outstanding under TNI's Revolving Credit Facility, which was $62.0 million at September 30, 1999, will be repaid as a condition to closing.

For most of our acquisitions, we have retained a portion of the purchase price under holdback provisions of the purchase agreements to secure performance by certain sellers of indemnification or other contractual obligations of the sellers. These holdback amounts are generally payable up to 24 months after the date of closing of the related acquisitions. Acquisition holdback amounts totaled $71.4 million at September 30, 1999, the majority of which is reported in other liabilities.

In connection with our previously announced naming rights and sponsorship agreements with the Baltimore Ravens of the National Football League, we will make payments over the next 19 years totaling approximately $81.7 million.

In order to maintain our competitive position, enhance our capabilities as an Internet Super Carrier and continue to meet the increasing demands for service quality, availability and competitive pricing, we expect to make significant capital expenditures. At September 30, 1999, we were obligated to make future cash payments that total $240.5 million for acquisitions of global fiber-based and satellite telecommunications bandwidth, including IRUs or other rights. We also expect that there will be additional costs, such as connectivity and equipment charges, in connection with taking full advantage of such acquired bandwidth and IRUs. Certain of this fiber-based and satellite telecommunications bandwidth may require the acquisition and installation of equipment necessary to access and light the bandwidth in order to make it operational. At September 30, 1999, we were obligated to make capital expenditures for such equipment of $242.0 million. In addition, we currently are obligated to make expenditures in connection with our build-out of new eCommerce Web hosting centers in key financial and business centers throughout the world of approximately $61.8 million. As a result of the foregoing, we currently believe that our capital expenditures in 1999 will be substantially greater than those in 1998 and that, as a result of the completion of our recent debt and equity offerings, our capital expenditure program will be accelerated. This may occur as we continue to execute our expansion strategy in the 20 largest global telecommunications markets and beyond.

We presently believe, based on the flexibility we expect to have in the timing of orders of bandwidth, in outfitting our POPs with appropriate telecommunications and computer equipment, and in controlling the pace and scope of our anticipated buildout of our international data communications network and eCommerce Web hosting centers, that we will have a reasonable degree of flexibility to adjust the amount and timing of such capital expenditures in response to our then existing financing capabilities, market conditions, competition and other factors. Accordingly, we believe that working capital generated from the use of acquired bandwidth, together with other working capital, working capital from existing credit facilities, from

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capital lease financings, from the proceeds of our recent debt and equity offerings and from future equity or debt financings, which we presently expect to be able to obtain when needed, will be sufficient to meet the currently anticipated working capital and capital expenditure requirements of our operations. We cannot assure you, however, that we will have access to sufficient additional capital and/or financing on satisfactory terms to enable us to meet our capital expenditure and working capital requirements. We regularly review our capital commitments and needs and the availability of financing through institutional sources and the capital markets. We expect to pursue opportunities to raise additional capital from time to time as we determine to be advisable based upon our capital needs, financing capabilities and market conditions.

OTHER POSSIBLE STRATEGIC RELATIONSHIPS AND ACQUISITIONS

We anticipate that we will continue to seek to develop relationships with strategic partners, both domestically and internationally, and to acquire assets, including, without limitation, additional telecommunications bandwidth, and businesses and make investments (including venture capital investments) principally relating to or complementary to our existing businesses. Certain of these strategic relationships may involve other telecommunications companies that desire to enter into joint marketing and services arrangements with us pursuant to which we would provide Internet and Internet-related services to such companies. Such transactions, if deemed appropriate by us, may also be effected in conjunction with an equity or debt investment by such companies in us. Such relationships and acquisitions may require additional financing and may be subject to the consent of our lenders and other third parties.

DERIVATIVES AND FOREIGN CURRENCY EXPOSURE

We have not entered into any material financial instruments to serve as hedges against certain financial and currency risks or for trading. However, as a result of the recent increase in our foreign operations and the issuance of our Euro-denominated 11% senior notes, we may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt, interest rate swap agreements and foreign currency exchange contracts relating to intercompany payables of foreign subsidiaries. We do not intend to use derivative financial instruments for speculative purposes. Foreign currency exchange contracts would be used to mitigate foreign currency exposure and with the intent of protecting the U.S. dollar value of certain currency positions and future foreign currency transactions. Interest rate swap agreements would be used to reduce our exposure to risks associated with interest rate fluctuations. By their nature, all such instruments would involve risk, including the risk of nonperformance by counterparties. We would attempt to control our exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

RISKS ASSOCIATED WITH YEAR 2000

The commonly referred to Year 2000 or Y2K problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

-- Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

-- Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.

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We developed detailed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. A third party consultant performed an assessment of our U.S. internal systems (e.g., accounting, billing, customer support and network operations) to determine the status of their Y2K compliance. The assessment recommended that some minor changes were necessary. We believe that no material changes or modifications to our internal systems are required to achieve Y2K compliance. We have developed a test bed of our U.S. internal systems to implement and complete testing of the requisite minor changes. We believe that our U.S. internal systems are presently Y2K ready. We have completed an inventory of our internal systems that we use outside of the United States to determine the status of their Y2K compliance. For our international operations, we have plans to upgrade or, if necessary, replace components of our internal systems to ensure they are Y2K compliant. We anticipate that our international operations, excluding businesses acquired in the fourth quarter, will be Y2K compliant during the fourth quarter of 1999. To help ensure that our network operations and services to our customers are not interrupted due to the Y2K problem, we have established a network operations team. This team of operational staff have completed inventories of our network equipment (software and hardware) and have found no material Y2K compliance issues. We believe that all equipment currently being purchased for use in the PSINet network is Y2K compliant. Any existing equipment that is not Y2K compliant is in the process of being made Y2K compliant through minor changes to the software or hardware or, in limited instances, replacement of the equipment. We believe that our network is presently Y2K compliant. In addition to administering the implementation of necessary upgrades for Y2K compliance, our network team has developed a contingency plan to address potential problems that may occur with our network as we enter the year 2000. We believe that, as a result of our detailed assessment and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the requisite modifications and conversions are not made, or not completed in a timely fashion, it is possible that the Y2K problem could have a material impact on our operations.

We have, and will continue to require, Y2K disclosures from all companies that we acquire in the fourth quarter of 1999. We believe that, as a result of due diligence performed and information gathered, the effect of the Y2K issues on the companies we acquire will not in the aggregate have a material impact on our operations. However, if such Y2K disclosures are not complete or required remediator actions are not taken by the acquired companies in a timely manner, it is possible that the Y2K problem could have a material impact.

Our cost of addressing Y2K issues has been minor to date, less than 5% of our information technology and network operations budgets, but this amount may increase if additional outside consultants or personnel resources are required or if important operational equipment must be remediated or replaced. Our estimated total costs related to Y2K issues for 1999 is not expected to exceed $2.0 million. These costs include equipment, consulting fees, software and hardware upgrades, testing, remediation and, in limited instances, replacement of equipment. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash on hand and available from other sources and we are expensing these costs, as appropriate. The financial impact of making all required systems changes or other remediation efforts cannot be known precisely, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some internal tasks to accommodate this effort.

In addition, we have identified, prioritized and are communicating with our suppliers, vendors, customers, lenders and other material third parties to determine their Y2K status and any probable impact on us. To date, our inquiries have not revealed any significant Y2K noncompliance issue affecting our material third parties. We will continue to monitor and evaluate our long-term relationships with our material third parties based on their responses to our inquiries and on information learned from other

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sources. If any of our material third parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things:

--   the failure of a material third party's business;

--   a financial institution's inability to take and transfer funds;

--   an interruption in delivery of supplies from vendors;

--   a loss of voice and data connections;

--   a loss of power to our facilities; and

-- other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee.

We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, of such a risk may have on us. If any of our material third parties experience significant failures in their computer systems or operations due to Y2K non-compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, U.S. and non-U.S., to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many non-U.S. providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions, which would have a material adverse effect on our revenues and business and that of our customers. While many of these risks are outside our control, we have identified and contacted our critical third party vendors and suppliers and are establishing contingency plans to remedy any potential interruption to our operations.

While we believe that we are adequately addressing the Y2K issue, we cannot assure you that our Y2K compliance effort will prevent every potential interruption or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and, although we have completed a contingency plan to handle reasonably foreseeable interruptions resulting from the Y2K problem, we cannot assure you that our contingency plan will be capable of adequately addressing every potential interruption that may occur.

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